Exhibit 99.1

Privia Health Announces Change to its Board of Directors

ARLINGTON, VA – November 15, 2022 – Privia Health Group, Inc. (Nasdaq: PRVA) today announced that Jeff Butler has resigned from the Company’s Board of Directors and as a member of the Compliance Committee of the Board, effective immediately. Mr. Butler’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Mr. Butler commented, “After 15 years since founding Privia Health, I am confident the Company is in a position of strength, and so I believe now is a great time for me to step back and allow the team to continue to build on Privia’s success.”

Shawn Morris, Chief Executive Officer, Privia Health, said, “On behalf of the employees and Board of Privia Health, I would like to thank Jeff for his many years of dedicated service and passion as a founder, CEO and Board member. We wish him the very best.”

About Privia Health

Privia Health™ is a technology-driven, national physician enablement company that collaborates with medical groups, health plans, and health systems to optimize physician practices, improve patient experiences, and reward doctors for delivering high-value care in both in-person and virtual settings. Privia Health’s platform is led by top industry talent and exceptional physician leadership, and consists of scalable operations and end-to-end, cloud-based technology that reduces unnecessary healthcare costs, achieves better outcomes, and improves the health of patients and the well-being of providers.

Contact:

Robert P. Borchert

SVP, Investor & Corporate Communications

IR@priviahealth.com

priviapress@priviahealth.com

817.783.4841